Exhibit 99.1

Big Digital Energy and 10NetZero Complete Acquisition of Hood County, Texas Site

Closing advances planned development of an AI datacenter campus with potential capacity of up to 300 MW

MIDLAND, PA — July 20, 2026 — Big Digital Energy, Inc. (“We,” “Big Digital” or the “Company”) (Nasdaq: “BGDE”), a developer and operator of next-generation digital infrastructure, today announced that it has completed an acquisition of the previously announced power-ready industrial site in Hood County, Texas, through a 50/50 joint venture with energy-infrastructure company 10NetZero.

Strategically located less than 40 miles from Dallas-Forth Worth, the approximately 50-acre site currently has 17 MW of operational power and is expected to support a phased expansion to as much as 111 MW of grid capacity, subject to validation by the Electric Reliability Council of Texas (“ERCOT”). The site’s existing natural-gas infrastructure also provides the potential to add behind-the-meter generation, supporting a total buildout of up to 300 MW. Big Digital has engaged Northland Capital Markets to act as financial advisor in relation to the Company’s assessment of AI/HPC uses for the Company’s power assets to maximize shareholder value including the evaluation of site level financing alternatives. The Company is also actively engaged in discussions with potential development partners and off takers for its power assets.

“Completing this acquisition is an important step in building Big Digital’s AI infrastructure platform and moves the Hood County project from a prospective opportunity to a controlled, powered development asset,” said Phil Stanley, Chief Executive Officer of Big Digital. “With the property now secured, we can focus on advancing development, expanding power capacity and positioning the site to serve AI and high-performance computing customers.”

Big Digital and 10NetZero intend to advance site planning, engineering, customer engagement and development activities for the proposed datacenter campus. The Company expects to provide additional updates as material development milestones are achieved.

About Big Digital Energy, Inc.

Big Digital Energy, Inc. (Nasdaq: “BGDE”) is a U.S.-based technology company that designs, builds, and operates next-generation digital infrastructure platforms. The Company provides services spanning artificial intelligence (“AI”), high performance computing (“HPC”), digital assets (including Bitcoin mining), and other intensive compute applications. The Company delivers both self-mining operations and colocation/hosting for enterprise customers, with a vertically integrated infrastructure model built for scalability and efficiency.

A core part of the Company’s strategy is identifying and advancing sites positioned to support high-performance compute with the infrastructure required for long-term deployment. With 146 megawatts of capacity already online and more under development, the Company is positioning itself as a competitive provider of digital infrastructure solutions to support the immediate and growing demand for AI data centers.

About 10NetZero, Inc.

10NetZero, Inc. is a U.S.-based energy-infrastructure company that designs, builds, and operates behind-the-meter power generation and datacenter facilities for energy-intensive computing. Through its Digital Midstream™ platform, the Company converts stranded, flared, and otherwise wasted natural gas into electricity at the source—delivering power for artificial intelligence (“AI”), high performance computing (“HPC”), and digital asset applications without dependence on traditional pipeline or grid infrastructure. The Company provides full-lifecycle services spanning site evaluation, power systems design, and datacenter operations.

For more information about the Company, visit: https://bigdigital.energy

CAUTIONARY LANGUAGE ON FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected benefits of the joint venture, the deployment of assets, revenue growth, and the Company’s strategic initiatives. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” “subject to,” and similar expressions.

These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors include, without limitation: the Company’s ability to continue as a going concern; the Company’s ability to maintain its Nasdaq listing; the need for and availability of additional financing; the Company’s ability to obtain any required stockholder approvals and to file and maintain the effectiveness of any required registration statements; availability and cost of power, grid interconnection and build-out timing; the feasibility, permitting, and development of any behind-the-meter generation; execution risks in developing AI/HPC digital infrastructure; market demand for AI/HPC and accelerated computing; evolving and uncertain regulation of digital assets, artificial intelligence, and high-performance computing; volatility in digital asset prices and reductions in mining incentives; and the other risks described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in other filings made with the SEC from time to time. Any forward-looking statements speak only as of the date of this report, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this report, except as required by law.

CONTACT

Investor Relations: IR@bigdigital.energy

Partnerships: Partnerships@bigdigital.energy

Media and Press: mediarelations@bigdigital.energy

Website: www.bigdigital.energy